Exhibit 99.1

Stereotaxis Completes Private Placement of $24 Million

ST. LOUIS, MO, Sept. 29, 2016 – Stereotaxis, Inc. (OTCQX: STXS), a global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced that it has closed its previously announced private placement equity financing with a select group of institutional and other accredited investors, including both new and existing investors. The private placement consists of 24,000 shares of convertible preferred stock and warrants to purchase an aggregate of 36,923,077 shares of common stock for total gross proceeds of $24 million before expenses.

Each preferred share is convertible at the option of the holder from and after the original date of issuance, at an initial conversion price of $0.65 per share. The warrants have an initial exercise price equal to $0.70 per share and may be exercised at any time up to and including the fifth anniversary of today’s closing date.

As part of the transaction, Stereotaxis used $13 million of the proceeds from the sale of the preferred shares and warrants in the offering to satisfy in full all amounts outstanding under the company’s loan agreement with Healthcare Royalty Partners II, L.P.

The investment is co-led by DAFNA Capital Management, LLC and Mr. Joe Kiani, Founder, Chief Executive Officer and Chairman of Masimo, a global medical device company.

The securities offered in this private placement transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and unless so registered, any such securities may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares issuable upon conversion of the preferred stock and upon exercise of the warrants sold in this private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® ES remote magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the United States, Canada, and the European Union. The V-CAS Deflect™ catheter advancement system has been CE Marked for sale in the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional debt financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

STXS Company Contact:	STXS Investor Contact:
Martin Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com